UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 11, 2020

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LHC GROUP, INC.

(Exact name of registrant as specified in its charter)

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Delaware	001-33989	71-0918189
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 Hugh Wallis Road South

Lafayette, Louisiana 70508

(Address of Principal Executive Offices) (Zip Code)

(337) 233-1307

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	LHCG	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        On June 11, 2020, LHC Group, Inc. (the "Company") announced that its Board of Directors has promoted Joshua Proffitt, the Company's current Executive Vice President, Chief Financial Officer and Treasurer, to the position of President of the Company, and has appointed Robert Williams to serve as its Executive Vice President, Chief Financial Officer and Treasurer, effective July 13, 2020.

        Mr. Williams, age 51, joins the Company from ChenMed where he served as vice president of strategic financial operations since 2017.  Prior to ChenMed, Mr. Williams served as chief financial officer of Altegra Health (part of Change Healthcare) during 2017, vice president of finance with Blue Cross Blue Shield of Michigan from 2015 to 2017, chief financial officer of Active Health Management (a care management and health information technology division of Aetna Inc.) from 2011 to 2015, and several roles at Barclays PLC from 2007 to 2011, including director of business intelligence with Barclays Wealth and chief financial officer with Barclaycard Global Operations and Transformation. Prior to Barclays, he spent 10 years of his career with American Express Company with various financial titles and responsibilities. Mr. Williams has a bachelor's degree with honors in economic history from University of Hull, UK and is a member of Chartered Institute of Management Accountants England & Wales.

        Mr. Williams and the Company entered into an employment agreement effective as of July 13, 2020 (the "Employment Agreement"), pursuant to which he will receive an annual salary of $500,000, subject to annual review by the Compensation Committee of the Board. Mr. Williams will be eligible to earn an annual bonus based on achievement of performance goals established from year to year by the Compensation Committee, and will be eligible for grants of stock awards under the Company's long-term incentive plan. Mr. Williams will receive a one-time grant of restricted stock having a value equal to $250,000, based on the closing price of the Company's common stock on July 13, 2020. The restricted stock vests in equal annual installments over five years, subject to Mr. Williams's continued employment with the Company.

        Pursuant to the Employment Agreement, in the event Mr. Williams's employment is terminated by the Company without Cause or by Mr. Williams for Good Reason (as such terms are defined in the Employment Agreement), Mr. Williams would receive a prorated annual bonus for the year of termination, and a severance payment equal to 1.5 times (or 2.5 times, in the event Mr. Williams's employment is terminated within two years following a change in control of the Company) the sum of (i) his annual salary in effect as of the termination, and (ii) the greater of the average the annual bonuses he earned for the two fiscal years prior to the termination or his target bonus amount for the year in which the termination occurs. All of Mr. Williams's equity awards would either remain outstanding and continue to vest, provided he complies with applicable non-competition provisions, or, if his termination occurs within two years following a change in control, all of his outstanding equity awards would vest immediately. If Mr. Williams elects to continue participation in the Company's group health plans under COBRA, the Company will pay a portion of such costs for 18 months.

        No family relationships exist between Mr. Williams and any of the Company's directors or other executive officers. There are no arrangements between Mr. Williams and any other person pursuant to which Mr. Williams was selected as an officer, nor are there any transactions to which the Company is or was a participant and in which Mr. Williams has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is furnished with this Current Report on Form 8-K:

EXHIBIT NO.	DESCRIPTION

99.1	Press Release dated June 11, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LHC GROUP, INC.

Date: June 11, 2020	By:	/s/ Joshua L. Proffitt
Joshua L. Proffitt
Chief Financial Officer